Exhibit 99.1

Subject:     From Our CEO: Modiv to close offering and seek listing on national stock exchange

Send: Friday, November 5, 2021

Dear <NAME>,

I’m writing today to share important and exciting news with you about Modiv.

Earlier this week, our board of directors approved a plan to seek a listing of our Class C common stock on a national stock exchange in early 2022. Many factors were considered in the decision-making process, but among the key considerations were the successes of our real estate portfolio and our recent preferred stock offering, the current strength of the broader financial markets in general and the real estate sector specifically, and the desire from some existing shareholders to have greater opportunities for liquidity.

In preparation for a listing event, we will be closing our current Regulation A crowdfunding offering effective upon the close of business on November 24, 2021. We are also terminating our Share Repurchase Program (“SRP”) and are no longer accepting share repurchase requests. Please note that there can be no assurances that a listing will be completed in the time frame outlined or at all given pertinent factors including general economic conditions and sentiment within the broader equity capital markets. We will keep you updated throughout the process.

What Do These Changes Mean for You?
●	There is nothing you need to do at this time - we will provide updates as we progress.
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We intend to continue to pay dividends monthly and to continue our Distribution Reinvestment Plan (“DRP”). For those of you already enrolled, your DRP remains in effect and there is nothing you need to do. If you would like to enroll in the DRP, you can make that change by logging in to your account and selecting the “Reinvest Dividends” option.

●
After November 24, 2021, we will no longer accept additional investments into Modiv through our crowdfunding offering except through the DRP. Additionally, we will no longer process SRP requests in preparation of organizing our shareholder records for a public listing. Following the planned listing, Modiv’s shares will be bought and sold on a national stock exchange.

Additional News & Updates
Below, I’ve highlighted additional important news and updates and encourage you to review the press release distributed earlier today for more details.
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On November 4, 2021, our board of directors approved and established an updated estimated Net Asset Value (“NAV”) per share of $27.29 for Modiv’s common stock as of September 30, 2021. The newly updated NAV represents 18.5% growth from year-end 2020 and 4.8% growth from the prior quarter.

●	We have been active on the leasing front, executing long-term lease renewals with the 3M Company and L3Harris Technologies, Inc., for their respective properties in Illinois and California.
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We signed agreements to acquire a portfolio of 10 retail properties across five states leased to Walgreens for 15 years for $63.1 million and for the purchase of an industrial property for approximately $11.5 million with a 20-year lease term.*

* There are no guarantees that these transactions will be completed.

We believe these events have and will continue to serve our mission to create long-term shareholder value and allow our portfolio to continue to grow. We are committed to providing you with additional details and updates during the coming weeks and months. Please pay special attention to these communications to answer your questions and help facilitate the planned transition to being traded on a national stock exchange. If you have questions or need assistance in the meantime, please contact our Investor Relations team at 888-686-6348 or info@modiv.com. Thank you for your investment and ongoing support.

Modivated,

/s/ AARON S. HALFACRE

Aaron S. Halfacre
Chief Executive Officer
Modiv Inc.

Forward-Looking Statements
Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, Section 21E of the Exchange Act and other applicable law. These statements include, but are not limited to, statements related to the broader recovery of the commercial real estate markets, plans to list the Company’s Class C common stock on a national stock exchange, continuation of the DRP, the estimated net asset value per share of the Company’s common stock, and the timing and/or ability to close on the identified acquisitions. There can be no assurances that the Company will be able to successfully complete a listing nor in the time frame sought given the potential for conditions and other factors outside of its control. Investors may be subject to customary time-based liquidity lock-up periods in order for the Company to implement a successful listing on a national stock exchange. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (the “SEC”). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Disclosure
Investing in the Company’s common shares is speculative and involves substantial risks. The “Risk Factors” section of the offering circular contains a detailed discussion of risks that should be considered before you invest. These risks include, but are not limited to, illiquidity, complete loss of invested capital, limited operating history, conflicts of interest and blind pool risk. This Investment may not achieve its objective. In addition to the foregoing risks, the adverse economic effects of the COVID-19 pandemic are unknown and could materially impact this investment.

Securities offered through North Capital Private Securities, member FINRA/SIPC.